Exhibit 99.1

FOR IMMEDIATE RELEASE

ROADRUNNER TRANSPORTATION SYSTEMS ANNOUNCES

ACQUISITION OF CAPITAL TRANSPORTATION LOGISTICS

CUDAHY, WI – February 24, 2012 – Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading asset-light transportation and logistics services provider, announced today that it has acquired all of the outstanding capital stock of Capital Transportation Logistics (“CTL”), a provider of transportation management solutions (“TMS”) located in Nashua, NH. The purchase price of $6.25 million was financed with borrowings under Roadrunner’s credit facility.

CTL is a non-asset based TMS provider offering primarily transportation management solutions on less-than-truckload freight, in addition to truckload brokerage and freight bill audit and payment services. CTL serves its customers using a web-based system that allows clients to optimize carrier selection, dispatch and track shipments, generate invoices, create custom reports, and perform improvement analysis.

“The acquisition of CTL broadens the service offerings within our TMS business segment and expands our critical mass, freight density, and customer base in the Northeast,” said Mark DiBlasi, CEO of Roadrunner. “CTL has built solid customer relationships with mid-sized and large shippers by providing robust, user-friendly technology solutions, access to consistently competitive rates, and an ability to drive continuous operating improvements.”

“CTL is very complementary to our TMS platform,” said Paul Kithcart, President of Roadrunner’s TMS business segment. “We are excited about the opportunity to market their service capabilities across our collective customer base and to accelerate geographic expansion across the United States.”

In 2011, CTL generated net revenues of approximately $6 million. CTL is expected to be accretive to Roadrunner’s earnings in 2012.

About Roadrunner Transportation Systems, Inc.

Roadrunner Transportation Systems is a leading asset-light transportation and logistics services provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload and logistics, transportation management solutions, intermodal solutions, and domestic and international air. For more information, please visit Roadrunner’s website, www.rrts.com.

Safe Harbor Statement

This release contains forward-looking statements that relate to future events or performance. These statements reflect the company’s current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the integration of acquired companies, competition in the transportation industry, the impact of the current economic environment, the company’s dependence upon purchased power, the unpredictability of and potential fluctuation in the price and availability of fuel, the effects of governmental and environmental regulations, insurance in excess of prior experience levels, and other “Risk Factors” set forth in the company’s most recent SEC filings.

Contact

Roadrunner Transportation Systems, Inc.

Peter Armbruster

Chief Financial Officer

414-615-1648

Vollrath Associates, Inc.

Marilyn Vollrath

414-221-0210

ir@rrts.com